Exhibit (a)(1)(J)
Starbucks Corporation
Offer to Exchange Certain Stock Options for New Stock Options
NOTICE OF WITHDRAWAL
INSTRUCTIONS
Partner Name
Partner ID
If you previously elected to surrender eligible stock options for exchange in the Offer to Exchange Certain Stock Options for New Stock Options (“Exchange Offer”) (either online at the Stock Option Exchange Program Website or via a paper election form) and you would like to withdraw your election to exchange one or more of your eligible stock option grants, you must notify BNY Mellon Shareowner Services (“BNYMellon”) of your withdrawal election before 5:00 p.m., Pacific, on Friday, May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). Any withdrawal election received after that time will not be accepted.
You may make your withdrawal election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. This is the most cost-effective way to make your withdrawal election. The cost (paid by Starbucks) for access to the Website is significantly lower than the fee to process a paper notice of withdrawal.
Otherwise, you may submit this paper notice of withdrawal with a check mark by the “Do Not Exchange” box corresponding to the eligible stock option grant that you previously surrendered and now wish to withdraw. If you elect to mail this paper notice of withdrawal, it must be signed and dated and sent by mail or courier to BNYMellon at one of the following addresses:

Courier packages:	Other mail:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept., 27th Floor	P.O. Box 3301
480 Washington Blvd.	South Hackensack, NJ 07606-1901
Jersey City, NJ 07310
FOR A WITHDRAWAL ELECTION TO BE EFFECTIVE, THIS NOTICE OF WITHDRAWAL MUST BE COMPLETED, SIGNED AND RECEIVED BY BNYMELLON, OR AN ONLINE WITHDRAWAL ELECTION MUST BE SUBMITTED, BEFORE THE EXPIRATION DEADLINE OF 5:00 P.M., PACIFIC, ON FRIDAY, MAY 29, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).
Your withdrawal will be effective as of the date a properly completed notice of withdrawal or online withdrawal election is received by BNYMellon. You are responsible for making sure that the notice of withdrawal or online withdrawal election is received by BNYMellon before expiration of the Exchange Offer. If you miss the deadline to submit a withdrawal election, but remain an eligible partner, your previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer. You should consider retaining copies of notice(s) of withdrawal for your own files.
Once you have withdrawn eligible stock options, you may again surrender such eligible stock options by once again making an election to surrender the eligible stock options in accordance with the Offer to Exchange document and the related election form prior to the expiration of the Exchange Offer.
If you have questions, please contact the BNY Mellon Shareowner Services Customer Service Center, available 24 hours a day, 5 days a week (i.e., 12:00 a.m. Monday to 9:00 p.m. Friday, Pacific;) at the numbers below:
From within North America: 1-866-221-4118
From outside North America (other than Chile): 800-327-61460
From Chile: (201) 680-6875
TDD (U.S. only): 1-800-231-5469 or (201) 680-6610 (6:00 a.m. to 2:00 p.m. daily, Monday — Friday, Pacific)

Starbucks Corporation
Offer to Exchange Certain Stock Options for New Stock Options
NOTICE OF WITHDRAWAL
I previously elected to surrender eligible stock options for exchange in the Exchange Offer and now wish to withdraw one or more of my surrendered eligible stock option grants. I understand that by signing this notice of withdrawal and delivering it pursuant to the instructions described in Section 4 of the Offer to Exchange document and the instructions above, I will be withdrawing my election with respect to the eligible stock options specified in the table below (the stock option grants marked “Do Not Exchange”).
By withdrawing my prior election to surrender eligible stock options for exchange, I understand that I will not receive any new stock options for, and will continue to hold, the eligible stock options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such stock options.

			Total				Check Box for Each
Eligible			Number of			Total Number of	Eligible Stock
Stock			Eligible			New Stock Options	Option Grant To Be
Option		Grant	Stock	Exercise	Exchange	to Be Granted in	Withdrawn from
Grant #	Grant ID	Date	Options	Price	Ratio	Exchange *	Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange

*	Please note that Starbucks will not issue any fractional new stock options. The amounts in the column “Total Number of New Stock Options to Be Granted in Exchange” have been rounded to the nearest whole stock option (with greater than or equal to 0.5 being rounded up).
I hereby represent and warrant that I have full power and authority to elect to withdraw previously surrendered eligible stock options checked “Do Not Exchange” in the table above. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or new stock options, or my spouse or registered domestic partner has consented to and agreed to be bound by this notice of withdrawal. Upon request, I will execute and deliver any additional documents deemed by Starbucks to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this notice of withdrawal.
I hereby elect to withdraw the eligible stock option grants checked “Do Not Exchange” in the table above that I previously elected to surrender for exchange in the Exchange Offer.

Eligible Partner’s Signature	Date

Eligible Partner’s Name (please print or type)	Eligible Partner’s Phone Number